Exhibit 1



ETHAN ALLEN®

THE INTERIOR DESIGN DESTINATION

Ethan Allen's Next Chapter:

Continued Profitability and Sustainable Growth Plan

Accountable Board Oversight

2026 Annual Meeting of Stockholders
November 4, 2026
Vote FOR ONLY Ethan Allen's five nominees on the BLUE proxy card

Important information

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Generally, forward-looking statements represent management's beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, and our business and industry. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "continue," "may," "will," "short-term," "target," "outlook," "forecast," "future," "strategy," "opportunity," "would," "guidance," "non-recurring," "one-time," "unusual," "should," "likely," and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. We derive many of our forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as "short term," "non-recurring," "unusual," "one-time," or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to the following: declines in certain economic conditions, which impact consumer confidence and spending; financial or operational difficulties due to competition in the residential home furnishings industry; a significant shift in consumer preference toward purchasing products online; inability to maintain and enhance the Ethan Allen brand; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; inability to maintain current design-center locations at current costs; failure to select and secure appropriate retail locations; disruptions in the supply chain and supply chain management; fluctuations in the price, availability and quality of raw materials and imported finished goods resulting in increased costs and production delays; competition from overseas manufacturers and domestic retailers; the number of manufacturing and distribution sites may increase exposure to business disruptions and could result in higher transportation costs; current and former manufacturing and retail operations and products are subject to increasingly stringent environmental, health and safety requirements; product recalls or product safety concerns; significant increased costs or potential liabilities as a result of environmental laws and regulations aimed at combating climate change; risk to reputation and stock price related to future disclosures on Environmental, Social and Governance matters; extensive reliance on information technology systems to process transactions, summarize results, and manage the business and that of certain independent retailers; disruptions in both primary and back-up systems; cyber-attacks and the failure to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; changes in U.S. trade and tax policies; reliance on certain key personnel, loss of key personnel or inability to hire additional qualified personnel; a shortage of qualified labor within our operations and our supply chain; potential future asset impairment charges resulting from changes to estimates or projections used to assess assets' fair value, financial results that are lower than current estimates or determinations to close underperforming locations; access to consumer credit could be interrupted as a result of external conditions; risks associated with self-insurance related to health benefits; failure to protect the Company's intellectual property; hazards and risks which may not be fully covered by insurance; and potential for increased costs and decreased profitability due to tariffs.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this presentation in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. The forward-looking statements included in this presentation are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Executive Summary

Ethan Allen has Built the Foundation for Profitable and Sustainable Growth by Repositioning its Business while Preserving Financial Strength

Ethan Allen has repositioned its platform and is now executing on a focused growth plan	• Ethan Allen's integrated model connects **500+ interior designers**, a large national design-center network, extensive product customization, **North American manufacturing**, and white-glove logistics. • The Company is focused on qualified customer acquisition, designer and design-center productivity, product expansion, and selective design-center growth. • Record close rates, **higher average order values**, and **higher order value per design-center visit** demonstrate early operating progress. • The objective now is to translate these gains into sustained profitable revenue growth.
The Board has preserved financial strength through the repositioning	• Consolidated gross margin remained **above 59% for the last five consecutive fiscal years**. • Ethan Allen maintains **a debt-free balance sheet** and **generates strong positive cash flow annually**. • Financial flexibility has supported **continued investment** in the business through **$126M in capex** in the last 10 years. • Returned capital to shareholders in the form of **$768 million in cash dividends** since its IPO in 1993.
Ethan Allen has the right Board to oversee growth and CEO succession	• **Three of the four** independent directors joined the Board in **2021 or 2022**. • The Board brings relevant experience across **marketing, digital, retail, real estate, finance, technology, governance, and global operations**. • Independent directors are evaluating internal and external CEO candidates with a nationally recognized search firm. • The Board has committed to announce Ethan Allen's next CEO **no later than June 30, 2027**.
DGB proposes a full Board replacement and an immediate interim CEO transition	• DGB seeks **all five Board seats** and control of the CEO-selection process. • Its October 13 presentation provides **illustrative financial projections** and a first 100-days framework[1]. • Its operating and investment plan would be finalized after the election, using internal Company data. • Ethan Allen is already continuing to invest in growth under **independent oversight, with an ongoing CEO search and a publicly committed announcement date**.

Vote "FOR" all five Ethan Allen nominees on the BLUE proxy card

(1) Source: DGB October 13, 2026 Investor Presentation

Five Key Reasons to Vote "FOR" Ethan Allen's Nominees

45.2% five-year TSR vs. a **(31.7)%** proxy peer median(1) - built on a model **DGB's own founder calls fundamentally very strong** (2)

	THE REASON	WHY IT MATTERS	PROOF POINT
1	**A Differentiated Business with Financial Discipline**	500+ interior designers, 171 Ethan Allen Retail design-centers in North America, Company-owned North American manufacturing and white-glove logistics run as one debt-free system.	**58%+** gross margin, five straight fiscal years
2	**A Platform Positioned For Growth**	Repositioning is substantially complete. Five new design-centers planned for FY2027, a nearly doubled product assortment through additional customization and record close rates.	**$5,353** FY26 avg. order value, up from $4,635
3	**Capacity to Invest and Return Capital**	An annual dividend every year since 1996, while retaining ~$85M after the $76M ($3.00 per share) special dividend to fund FY2027 investments.	**$768M** cash dividends since going public in 1993
4	**An Orderly CEO Succession**	A search led by all four independent directors and a national search firm, evaluating internal and external candidates.	**June 30, 2027** publicly committed date to announce the next CEO
5	**Growth Execution and Defined CEO Transition**	Our nominees combine directly relevant expertise with firsthand knowledge of the business. They are overseeing investments already underway and an independent CEO search, while DGB proposes replacing the entire Board and immediately appointing an interim CEO.	**5 of 5** Board seats DGB is seeking to replace

(1) Source: FactSet as of August 4, 2026
(2) Source: Bloomberg interview transcript, August 7, 2026, 6:34-7:23, filed with the SEC.

A Vertically-Integrated Enterprise Built Around Interior Design

Company-controlled capabilities work as one system, from design to final delivery. *Recognized for quality and craftsmanship since 1932.*

01

Product Design and Customization

~2x

Product customization growth over the past five years

Many variations from a single product, while keeping inventory disciplined

02

Designer-Led Design-Center Network

500+

More than 500 interior design professionals; 141 Company-operated and 30 independently operated North American design-centers

Management observed that sales are 3x to 5x higher when a client works with an Ethan Allen designer

03

Company-Owned North American Manufacturing

~75%

Approximately 75% of custom furniture is manufactured in Company-owned North American facilities

Control over quality, production, and lead times, with no current capacity constraints

04

Integrated Logistics and Delivery

3

National distribution centers as of June 30, 2026, consolidated from 10 in 2006

A proprietary white-glove network brings the finished room into the client's home

THE RESULT A coordinated whole-room solution: customization, quality, and personal service delivered through one integrated system

$187.5 million in cash and investments with no outstanding debt | As of June 30, 2026

Our Nominees Bring the Experience to Oversee Ethan Allen's Strategy

Our nominees' experience supports the decisions that matter now: improving customer acquisition, evaluating design-center investment, maintaining profitability, and selecting the next CEO.



M. Farooq Kathwari
Chairman, President & CEO

OPERATIONS AND CONTINUITY

Direct operating knowledge; continuity through transition

- Global operations
- Manufacturing
- Retail and brand building
- Logistics and delivery



David M. Sable
Lead Independent Director

BRAND AND DIGITAL

Built brands at VMLY&R; on American Eagle Outfitters Board; Vice Chair at Stagwell Global

- Brand building
- Digital, e-commerce and cybersecurity oversight
- Governance



Maria Eugenia Casar
Independent Director

OPERATIONS, FINANCE AND RISK

Oversaw WFP operations; former UN CFO; Audit chair

- Financial oversight
- Capital and governance
- Global operations
- Sustainability



Tara Stacom
Independent Director

DESIGN-CENTER REAL ESTATE AND SITE STRATEGY

Site strategy; complex leasing, sales and corporate-finance deals

- Real Estate
- Digital, e-commerce, and cybersecurity oversight
- Capital and governance
- Global operations



Cynthia Ekberg Tsai
Independent Director

CAPITAL ALLOCATION AND GOVERNANCE

Capital allocation and technology; chairs the succession committee

- Capital and governance
- Financial oversight
- Digital, e-commerce, and cybersecurity oversight
- Global operations

4 of 5 Four of five nominees are independent.

3 of 4 Three of four independent directors joined in the past five years.

6 years Average independent-director tenure is six years.

Investments Have Repositioned Our Design-Centers and Expanded Our Products

100+
Design-centers refreshed and right-sized

8
Total company-operated design-centers opened in FY2025 and FY2026, including five relocations

~2x
product customization growth over the past five years

10+
years of investment in digital tools

TIMELINE — 10+ years ago — 5 years ago — FY2025 — FY2026

Design-Centers

100+ design-centers refreshed and right-sized

4 new design-centers

4 more design-centers

Product

Product customization nearly doubled

Growth in Home Accents, Lighting, Outdoor and Area Rugs; expanded customization across Upholstery and Case Goods

Digital

Visualization, room planning, online appointments and clienteling

3D floor planning, custom visualization, online designer booking, MyDesigner clienteling app | Detailed chronology on page 25

NEXT PHASE *With the repositioning substantially complete, the next phase is converting these capabilities into sustained, profitable growth.*

A Repositioned and Right-Sized Network

Nearly a century of craftsmanship, built as a designer-led, North American-made brand

The design-center repositioning is substantially complete; the next phase is converting the network into sustained, profitable growth.



SINCE
1932
Design-centers
Manufacturing sites

171 NORTH AMERICAN DESIGN-CENTERS

141 Company-operated — **30** independently operated

PEOPLE AND PRODUCT

500+
interior design professionals

~75%
of custom furniture made in Company-owned North American facilities

REPOSITIONING SUBSTANTIALLY COMPLETE

100+
Design-centers refreshed and right-sized

13,700
Average size by sq. ft. of Company-operated design-centers at June 30, 2026

NEXT PHASE: FY2027 GROWTH

- Improve designer and design-center productivity
- Increase home calls from approximately six to up to 12 per designer per month
- Continue to invest in paid search and social to generate qualified leads
- Open five new Company-operated design-centers

Independent Oversight and Board Responsibility for Succession

Prior years

Succession planning under active Board consideration, predating DGB.

Fiscal 2026

Independent directors held five executive sessions without management.

Search underway

All four independent directors comprise the Committee overseeing the search. A nationally recognized search firm is evaluating internal and external candidates.



Cynthia Ekberg Tsai



David M. Sable



Maria Eugenia Casar



Tara Stacom

By June 30, 2027

Next CEO publicly announced by June 30, 2027. Mr. Kathwari's planned non-executive Board service continues after June 30 through the 2027 annual meeting.

2027 Annual Meeting

M. Farooq Kathwari departs Board.

> "*Ethan Allen's Board is focused on overseeing the Company for the long-term benefit of all shareholders. We have a leadership team that has built and continues to advance Ethan Allen's designer-led, vertically integrated platform. The announced succession process has a clear timeline that reflects the Board's commitment to an orderly, well-governed leadership transition. The independent directors are conducting a thorough process to identify a leader with demonstrated experience who can build on and accelerate the Company's ongoing digital transformation, omnichannel retail strategies, and supply chain efficiency to best guide Ethan Allen's next chapter.*"
>
> **— David M. Sable, Ethan Allen's Lead Independent Director**[1]

(1) Source: Ethan Allen press release dated September 21, 2026

Financial Discipline Provides Capacity to Fund Ethan Allen's Next Phase



FY2026 Drove Resilient Margins and Strong Cash Flow Generation

$579.5M
TOTAL REVENUE
vs. $614.6M in FY2025

61.2%
GROSS MARGIN
vs. 60.5% in FY2025

$45.0M
OPERATING INCOME
7.8% operating margin

Profitability and cash generation fund the next phase. Restoring sustained sales growth remains the priority.

$187.5M
CASH & INVESTMENTS
No outstanding debt at June 30, 2026

$52.5M
OPERATING CASH FLOW
Generated during FY2026

$11.0M
CAPITAL EXPENDITURES
Invested during FY2026

$46.3M
CASH DIVIDENDS
Paid during FY2026

FY2026 Revenue: Clear Drivers, Most Non-Comparable to Peers

INDUSTRY-WIDE HEADWINDS

Demand across home furnishings softened broadly in FY2026 and combined with the introduction of new tariffs, pressured results across peers.

$579.5M

FY2026 REVENUE

vs. $614.6M in FY2025

66% of the FY2026 y/y performance reflect revenue streams that are not directly comparable to most peers

U.S. STATE DEPARTMENT

Lower sales tied to government furniture contracts
-$9.4M

CHINA

Lower export sales into the Chinese market
-$1.8M

DEALERS

Lower wholesale shipments to independent dealers
-$2.0M

Five-Year Average Operating Margin of 12.8% > Double Peer Average*

Ethan Allen's operating margin over the past five years has averaged 12.8%, more than double the Proxy peer group average, indicative of a profitable, disciplined business model.

12.8%

FIVE-YEAR AVERAGE OPERATING MARGIN

More than double the Proxy peer group average

7.8%

ETHAN ALLEN FY2026 OPERATING MARGIN

330 Basis Points Higher than Proxy peer group average of 4.5%



*Five-year average operating margin and Proxy peer group average as cited in the Company's shareholder letter dated September 24, 2026

Three-Year Average Operating Performance vs. Direct Retail Peers*

Ethan Allen's three-year operating margin average exceeds the majority of the direct peer group with three-year revenue CAGR at the median for the direct peer group, despite additional headwinds from non-comparable revenue streams.

3-Year Revenue CAGR



Bassett Furniture Industries, Inc. (BSET)
-12%
Haverty's Furniture Companies, Inc. (HVT)
-10%
Ethan Allen (ETD)
-10%
La-Z-Boy Incorporated (LZB)
-3%
RH (RH)
-1%
Arhaus (ARHS)
4%

3-Year Operating Margin Average



Bassett Furniture Industries, Inc. (BSET)
-1.1%
Haverty's Furniture Companies, Inc. (HVT)
4.5%
La-Z-Boy Incorporated (LZB)
6.6%
Arhaus (ARHS)
8.7%
Ethan Allen (ETD)
10.0%
RH (RH)
11.2%

* Company selected direct home furnishings retail peers selected given the meaningful difference in business models customer bases, and distribution strategies. 3-year period based on each company's latest full fiscal year results.

Ethan Allen's Five-Year Total Shareholder Return Exceeded Direct Peers*

Company	1-year	3-year	5-year	10-year
Ethan Allen (ETD)	**(11.8)%**	**(17.1)%**	**45.2%**	**26.9%**
Bassett Furniture Industries, Inc. (BSET)	32.8%	33.2%	25.2%	23.6%
Haverty's Furniture Companies, Inc. (HVT)	43.7%	1.1%	11.7%	171.6%
La-Z-Boy Incorporated (LZB)	19.1%	33.9%	39.4%	68.1%
RH (RH)	(13.2)%	(52.1)%	(72.2)%	569.0%
Arhaus (ARHS)	(3.7)%	(25.4)%	N/A	N/A

Shaded peer cells indicate returns below Ethan Allen over the same period.

Source: FactSet as of August 4, 2026
*Company selected direct home furnishings retail peers selected given the meaningful difference in business models customer bases and distribution strategies. Arhaus is excluded from the five-year calculation because it began trading publicly on November 4, 2021.

Total Shareholder Return (TSR) Compared to Proxy Peers

Company	1-year	3-year	5-year	10-year
Ethan Allen (ETD)	(11.8)%	(17.1)%	45.2%	26.9%
Bassett Furniture Industries, Inc. (BSET)	32.8%	33.2%	25.2%	23.6%
Culp, Inc. (CULP)	(20.0)%	(39.2)%	(75.3)%	(85.3)%
Flexsteel Industries, Inc. (FLXS)	131.3%	298.5%	157.8%	143.4%
Haverty's Furniture Companies, Inc. (HVT)	43.7%	1.1%	11.7%	171.6%
HNI Corporation (HNI)	10.6%	85.7%	54.9%	28.0%
Hooker Furnishings Corporation (HOFT)	71.0%	(12.0)%	(39.4)%	(2.7)%
La-Z-Boy Incorporated (LZB)	19.1%	33.9%	39.4%	68.1%
MillerKnoll, Inc. (MLKN)	30.2%	37.6%	(31.7)%	(3.6)%
Purple Innovation, Inc. (PRPL)	(54.1)%	(87.8)%	(98.5)%	(96.0)%
RH (RH)	(13.2)%	(52.1)%	(72.2)%	569.0%
The Lovesac Company (LOVE)	(1.1)%	(37.0)%	(68.2)%	N/A
Arhaus (ARHS)	(3.7)%	(25.4)%	N/A	N/A

Shaded peer cells indicate returns below Ethan Allen over the same period.

Source: FactSet as of August 4, 2026

$162.4 Million Generated After Capital Expenditures Over Three Years*

$194.4M

THREE-YEAR OPERATING CASH FLOW

$31.9M

THREE-YEAR CAPITAL EXPENDITURES



80.2
70.6
9.7
61.7
50.4
11.3
52.5
41.4
11.0
$M
FY2024
FY2025
FY2026
Operating cash flow
Cash after capex
Capital expenditures

* Operating cash flow after capital expenditures is a supplemental calculation. It is before other investing and financing activities and is not a current cash balance.

The Next Phase Focuses on Converting Ethan Allen's Repositioned Platform Into Profitable and Sustainable Growth



Four Priorities Guide Our Growth Strategy



PRIORITY	ACTION	CURRENT EVIDENCE
Qualified Customer Acquisition	Expand paid search, paid social, partnerships, designer appointments, and The Ethan Allen Trade Program.	Marketing spend grew by 10% in FY2026; FY2027 spending is projected to rise by approximately 15%. Marketing is expanding to increase sales opportunities and membership of The Ethan Allen Trade Program.
Designer and Design-Center Productivity	Strengthen follow-up and increase home calls.	Close ratio reached all-time highs, order values improved, and designers make approximately six home calls per month, with a goal of up to 12 for FY2027.
Product Introductions and Customization	Expand coordinated collections and customized room solutions.	Product customization and related assortment nearly doubled over the last five years.
Operating Discipline	Evaluate growth investment against profitability, liquidity and cash generation.	Consistent gross margin above 58%; five-year average operating margin of 12.8%; FY2026 operating cash flow of $52.5M; no debt at June 30, 2026.

FOUNDATION Digital capabilities support execution and measurement across all four priorities.

Marketing Investment Supports Customer Acquisition

10% marketing spending increase in FY2026

~15% projected FY2027 increase in marketing spending

Marketing activity

Channels and support:

- Paid search
- Paid social
- Brand partnerships
- Expanded mailer distribution
- Training support



Ethan Allen
ETHAN ALLEN
Shop Now

Online engagement

Paid and owned channels direct prospective clients online to explore Ethan Allen and take the next step.

- Website visits
- Collection and product browsing
- Online appointment booking



MAKE AN APPOINTMENT

Designer appointment

INTENDED CUSTOMER ACTION

A qualified designer appointment



ETHAN ALLEN

Campaign creative invites clients to book a complimentary interior design session.

FY2026 advertising expense was $19.5 million, approximately 3.4% of net sales. Marketing spending increased 10% in FY2026, with an approximately 15% increase projected for FY2027.

Digital Tools Extend the Designer Relationship

Digital is the front door to our designer-led model. It helps clients discover the brand, explore products and connect with a designer, and it keeps the relationship going after purchase.



01 Discover

Search
Social
Content



02 Visualize

Room planning
Product visualization



03 Connect

Online appointments
Designer chat



04 Purchase

Design-center service and customization


COME SEE WHAT'S NEW!

05 Continue the Relationship

MyDesigner
Follow-up communication

NEXT INVESTMENT: Connect Data Cloud and Tableau with customer relationship and point-of-sale systems to improve customer insights across the journey.

Product Development, Manufacturing, Design and Delivery Operate Together


ETHAN ALLEN




ETHAN ALLEN



1 Plan the room

More than 500 designers develop tailored solutions for each client

2 Select the pieces

Coordinated collections support whole-room choices

3 Build to order

Company-owned North American plants make **~75% of custom furniture**

4 Deliver

Three national distribution centers connect production with delivery

Capacity for growth: Current manufacturing capacity can support growth without adding facilities and give the Company greater control over quality, production, and lead times.

Investing in Designers to Improve Customer Engagement

Growth depends on customer relationships. Ethan Allen is investing in the people, training and tools designed to strengthen those relationships.

- **More than 500 Interior Design Professionals**
  Support personalized room solutions and customer relationships.
- **Expanded Training & Education**
  Increase home calls from approximately six to twelve per designer per month.
- **MyDesigner Platform**
  Supports follow-up and continued client relationships.
- **Regional Development Resources**
  Planned additional training and development associates help regional leaders and designers implement marketing best practices.





As many of Ethan Allen's product categories offer customization options, our Education & Training department offers learning and development programs that enable our designers to be well-versed in the specifics of each product category.

Personal Design Supports Coordinated Room Purchases

3-5x

Management has observed sales three to five times higher when a customer interacts with an Ethan Allen designer.

- Average order value rose from **$4,635** in fiscal 2023 to **$5,353** in fiscal 2026
- Order value per design-center visit rose from **$1,274** to **$1,619***
- Close ratio reached **all-time highs** in each of the past two years

Inspiration

Our design services enabled by digital technology offer clients a unique, whole-room solution tailored to their styling and furnishing needs.



Personalized Room Plan

A designer uses visualization tools to coordinate products and customization.


ETHAN ALLEN

Coordinated Purchase

After working with our designers, clients may select complementary pieces.



Our priority is to increase qualified customer traffic and convert higher order values and record close rates into sustained, profitable sales growth.

*Calculated by Written Sales divided by Design-center Traffic

Digital Investment Predates the Contest and Remains a Priority

2015–2020

- Product information and live chat
- 3D room planning
- Augmented reality
- Salesforce service, marketing cloud

2021–2026

- MyDesigner clienteling and localized chat
- Custom-product visualization
- Data Cloud and Tableau: Integration underway
- Fastr Optimizer: Pilot

- Deployed: online designer booking, live chat, room planning, product visualization and MyDesigner.
- Integration underway: Data Cloud and Tableau with customer relationship and point-of-sale systems.
- Pilot: Fastr Optimizer to understand website journeys and appointment pathways.

● Deployed ○ Pilot or planned integration

Owned North American Facilities Support Custom Manufacturing

75% of Ethan Allen's custom furniture is manufactured in Company-owned North American facilities.

- Gives Ethan Allen greater control over quality, production and lead times.
- The Company currently has manufacturing capacity to support growth.
- All manufacturing facilities owned and operated








North American Production Footprint
Beecher Falls, VT
Orleans, VT
Claremont, NC
Maiden, NC
Old Fort, NC
Silao, Mexico
Choloma, Honduras
Company-owned manufacturing location

Expanded Product Choice and Visualization Support Personalized Room Solutions


LIGHTING
CASE GOODS
HOME ACCENTS
AREA RUGS
UPHOLSTERY

~2x Customization and related assortment nearly doubled over five years

Category expansion and greater customization

New categories in **Home Accents, Lighting, Outdoor and Area Rugs**, plus customization across **Upholstery and Case Goods**.

Choice with inventory discipline

One product can be offered in **multiple variations**, so choice grows while inventory discipline is maintained.

>1M Digital visualization supports more than one million upholstery variations, expanding the choices available within our custom furniture offering.

Expansive Retail Design-Center Network with Plans for Growth

Ended FY2026 with 171 Ethan Allen Retail Design-Centers in North America.

141 Company-operated retail design-centers

30 Independently owned and operated design-centers



ETHAN
ALLEN

Eight Company-operated openings in FY2025 and FY2026 included five relocations. Five Company-operated openings are planned for FY2027.

FY2027 COMPANY-OPERATED PLANNED OPENINGS*



Huntersville, NC
Aventura, FL
Naples, FL

**Map shows announced markets only; two additional markets not been publicly announced.*

$3M–$4M

expected annual revenue per new Company-operated design-center at maturity, following a ramp period

Occupancy costs lower by mid-single digits compared with 2019

Financial Strength Supports Growth, Investment, and Shareholder Returns



Growth Investment, Operating Liquidity and Capital Returns

1

Invest in sustainable growth

$12M-$14M
approximate planned FY2027 capital expenditures

5
planned Company-operated design-centers in FY2027

~15%
Projected FY2027 increase in marketing spend

2

Maintain operating liquidity

~$85M
cash and investments expected after the $76M special dividend distribution, paid in September 2026

$187.5M
cash and investments at June 30, 2026

No debt
at June 30, 2026

3

Return excess capital

$402M+
cash dividends paid over the past decade

$46.3M
dividends in FY2026

$4.8M
share repurchases in FY2026

FY2027 plans include approximately $12 million-$14 million in capital expenditures and a projected 15% increase in marketing spending, alongside expected post-distribution cash and investments of approximately $85 million.

Special Dividends Are Part of an Established Capital Return Record

Cash dividends paid by fiscal year

- **$402M** Paid Over Ten Years



$M
$20.0
$29.5
$46.9
$21.5
$43.3
$48.3
$46.4
$50.3
$50.1
$46.3
FY2017
FY2018
FY2019
FY2020
FY2021
FY2022
FY2023
FY2024
FY2025
FY2026

Special dividends distribute cash to shareholders in proportion to their ownership. CEO compensation is a separate measure. Our capital allocation prioritizes growth investment and operating liquidity before returning excess capital.

PAID AUGUST 26, 2026

$0.64/share, $16M

PAID SEPTEMBER 17, 2026

$3.00/share, $76M

Fiscal years end June 30. Annual bars reflect payment-year cash flows and exclude the August and September 2026 distributions. The September special cash dividend of $3.00 per share was declared and paid in September 2026. June 30 cash and investments are not a post-distribution balance.

Independent Oversight and Relevant Experience Support Execution and Succession



Four Independent Nominees Alongside Ethan Allen Operating Experience

OPERATING EXECUTIVE



M. Farooq Kathwari
Chairman, President and CEO

Joined 1985

INDEPENDENT DIRECTORS, BY YEAR JOINED



Tara I. Stacom
Independent Director
2015



David M. Sable
Lead Independent Director
2021



Cynthia Ekberg Tsai
Independent Director
2021



Maria Eugenia Casar
Independent Director
2022

Our Board's marketing, real estate, financial, technology, and operating experience supports oversight of growth investment and CEO selection. Three independent directors joined in 2021 or 2022.

4 of 5
Company nominees are independent

3 of 4
independent directors joined in the past five years

6 yrs
average independent-director tenure

3 of 3
standing committees fully independent with 100% attendance over the last two years

5
FY2026 executive sessions without management

Independent Directors Oversee Financial Reporting, Incentives and Succession

4 of 5 directors independent; all three standing committees are fully independent

Audit and Risk



Maria Eugenia Casar
Chair, Audit Committee

OVERSEES
- Financial reporting
- Liquidity
- Enterprise risk
- Independent auditor oversight

COMMITTEE RESPONSIBILITY
Independent directors oversee financial reporting, liquidity, enterprise risk and the external auditor.

Pay and Accountability



David M. Sable
Chair, Compensation Committee

OVERSEES
- Company's equity compensation plan
- Performance-linked incentives
- Management accountability

EVIDENCE
FY2026 annual incentive paid at 46.2% of target; CEO total compensation 5 YR CAGR of -3%, equal to revenue change over that same period

Governance and Succession


Tsai
(Chair)


Sable


Casar


Stacom

OVERSEES
- All four independent directors oversee the search
- As chair, Ms. Tsai's responsibilities include succession planning, director evaluation and Board governance

EVIDENCE
All four independent directors are conducting the CEO search with a nationally recognized firm. The Board has committed to publicly announcing the next CEO by June 30, 2027.

Five Nominees Bring Marketing, Real Estate, Operating, Financial and Technology Experience

Marketing, Real Estate and Operating Experience on the Board



M. Farooq Kathwari

Chairman, President and CEO

Expertise: Decades leading Ethan Allen's manufacturing, retail, and logistics enterprise. His experience spans retailing, marketing, manufacturing, finance and strategic planning, supplemented by leadership roles at organizations including the National Retail Federation and the American Home Furnishings Alliance. His firsthand operating knowledge supports execution and the handover to the next CEO.



Tara I. Stacom

Independent Director

Expertise: Cushman & Wakefield Executive Vice Chairman; complex leasing, sales and corporate-finance real estate transactions and global advisory experience. Her real estate expertise supports scrutiny of location selection, lease economics and design-center investment.



David M. Sable

Lead Independent Director and Compensation Committee Chair

Expertise: Brings more than 30 years of digital and omnichannel marketing leadership; current American Eagle Outfitters Board member. His digital marketing leadership and current public-retailer Board experience equip him to scrutinize customer acquisition, conversion and marketing returns.

Financial and Technology Leadership on the Board



Cynthia Ekberg Tsai

Corporate Governance, Nominations and Sustainability Committee Chair

Expertise: Has more than 40 years of experience in finance and technology. Her finance and technology experience supports evaluation of digital investments, cybersecurity risk and CEO candidates who must connect technology with operating performance.



Maria Eugenia Casar

Audit Committee Chair

Expertise: Former UN CFO/Controller and Mexico's National Treasurer; international operations and investment oversight, including the $80 billion UN pension fund. Her financial and global operations experience supports scrutiny of profitability, liquidity and investment returns.

Ethan Allen's Incentives Are Aligned with Performance

46.2% of target

FY2026 Non-Equity Annual Incentive Plan Payout.

Performance measure	Weight	Metric payout achieved
Net sales	60%	77%
Adjusted operating income	40%	0%

CEO annual incentive: $531,300 against a $1,150,000 target.

Annual incentive results only. These figures do not represent total executive compensation.

22% of target

Long Term Incentive Awards (2024-2026 Performance Period).

Performance measure	Weight	Metric payout achieved
Net Sales	40%	Forfeited
Return on Equity	40%	Below target
rTSR	20%	Forfeited

CEO's FY2026 long term equity incentives were 80% performance-based directly aligning compensation with long term performance.

Performance below target reduced incentive payouts. The CEO's FY2026 annual incentive paid 46.2% of target, with no payout from the adjusted operating income component.

Independent Oversight Is Reinforced by Governance Safeguards

BOARD INDEPENDENCE

4 of 5
Company nominees are independent

3 of 3
Standing committees are fully independent

5 executive sessions without management in FY2026

100% Attendance by each director at the FY2026 Board meetings

BEST-PRACTICE FEATURES

01 Board practices

Lead Independent Director, elected by the independent directors. Annual election of all directors. Majority voting applies in uncontested elections and plurality voting applies in contested elections. Ensure two-thirds of Board members are independent directors.

02 Independent committee oversight

The Audit, Compensation, and Governance, Nominations & Sustainability committees are composed entirely of independent directors.

03 Stockholder matters

Shareholders have the right to proxy access and to call special meetings. The company holds annual advisory votes on executive compensation. There is no poison pill in place.

04 Other best practices

Long-standing commitment to environmental and social stewardship. Published corporate governance, insider trading and clawback polices. Robust ownership guidelines for directors and executives.

Shareholder Feedback Is Regularly Reported to the Board

1 Engagement

43 investor and analyst meetings in FY2026

How we engage: investor and industry conferences, fireside chats, and one-on-one meetings

Discussions included
- Strategy
- Financial performance
- Capital allocation
- Tariffs
- Succession planning
- Macro-environment

Investors asked about
- Margins
- Sales volumes
- Pricing
- Marketing and design-center activity
- Headcount

2 Board reporting and communications

Shareholder feedback is regularly reported to the Board.

The full Board is informed of shareholder meetings at least quarterly and more frequently if needed.

Stockholders may electronically submit their Board communications to the dedicated e-mail address at: ETDBoard@ethanallen.com

Ethan Allen is committed to transparent and active engagement with its stockholders both to share its perspectives and to obtain valuable insight and feedback from stockholders on matters of mutual interest. Our stockholder engagement is a year-round process that involves our CEO, CFO and other members of executive management.

Our Growth Investments Are Underway, with Independent Oversight and a Defined CEO Transition



DGB Seeks All Five Board Seats and a Change in Executive Leadership

DGB Wants Full Control Before Finalizing Its Investment Plan

Douglas G. Bergeron ✗



Anna Brockway ✗



Stefanie Tsen Ward ✗



Stephen Oblak ✗



Kristine E. Miller ✗



Electing three nominees would give DGB a majority of the Board; five would replace the entire Board.

- DGB owns approximately 5.2% of the Company and is seeking not only Board control but has also launched a competing CEO search before its nominees have even served on Ethan Allen's Board.
- DGB asks shareholders to replace every director and immediately change CEOs before validating the economics behind its growth plan

- DGB would remove every current director and immediately appoint an unnamed interim CEO. Its proposed advisory role for Mr. Kathwari depends on his acceptance and carries no Board vote. A conditional advisory invitation does not secure continuity through that leadership change.
- DGB's founder has publicly stated that our business is fundamentally very strong[1], that our products are great, and there is a significant advantage to our North American manufacturing.

(1) Source: Bloomberg interview transcript, August 7, 2026, 6:34-7:23, filed with the SEC.

Our Response Combines Operating Evidence, Execution and Accountability

DGB criticism	What the record shows
Revenue decline and fixed-cost pressure	State Department, China and dealer revenue accounted for approximately **two-thirds of the FY2026 decline. FY2026: $52.5M operating cash flow** and **$45.0M GAAP** operating income, a **7.8% margin**.
Digital investment and execution	Customer facing tools are deployed **with visualization**, **appointment booking**, and **MyDesigner clienteling**. **Data Cloud, Tableau integration**, and **Fastr** pilot is underway.
Operating capacity	**No debt** at June 30, 2026 and **no current manufacturing capacity constraints**. The North American manufacturing centers have become a significant advantage in the face of tariffs.
Succession record	The Board's **CEO succession planning** predates DGB, and Mr. Kathwari's August 7 remarks concerned his age and ability to lead, not whether the Board had discussed succession[(1)].
Retail profitability	The **1.3% retail operating margin** covers the retail segment. Manufacturing profit on sales to Company-operated design-centers is reported in the wholesale segment. **Consolidated operating margin was 7.8% in FY2026**. Improving retail productivity remains a priority.

Ethan Allen is investing in customer acquisition, digital integration and designer productivity while maintaining profitability and preparing for CEO succession

(1) Source: Bloomberg interview transcript, August 7, 2026, filed with the SEC.

Board Control Should Rest on a Credible Plan for Funding, Execution and Succession

DGB asks shareholders to approve a full Board and CEO reset before validating its investment economics and settling permanent leadership. We believe Ethan Allen's growth investments already underway, directly relevant Board expertise and defined CEO transition offer shareholders a stronger path.

Execution requirement	Ethan Allen: disclosed plan	DGB: October 13 proposal and execution risks[1]
1 Profitability	**Four disclosed operating priorities** Each new design-center expected to reach \$3M–\$4M in annual revenue at maturity; average order value up from \$4,635 (FY23) to \$5,353 (FY26)	**Profitability** DGB attaches financial upside to growth assumptions it leaves for internal validation. Its illustrative FY2032 projections do not establish that its proposed investments would outperform Ethan Allen's initiatives already underway.
2 Capital and funding	**~\$85M cash and investments after \$76M special dividend** FY2027 capex of \$12M–\$14M; projected 15% increase in FY2027 marketing spend; no debt	**Capital and funding** DGB assigns \$75M–\$90M to reinvestment in its profit forecast but does not reconcile the upfront capital, working capital and operating spending required with available cash and dividend commitments. It seeks full Board control before validating those Company-specific investment economics.
3 Margin and liquidity discipline	**Gross margin above 58% for five straight fiscal years** FY2026 gross margin of 61.2%; debt-free balance sheet; ~\$85M expected post-distribution	**Margin and liquidity discipline** DGB points to the Company's cash and higher future earnings while promising to protect the regular dividend. It does not provide a cash funding schedule showing how its proposed growth investments, dividend payments and liquidity needs fit together.
4 Milestones and timing	**Five new design-centers planned for FY2027** Company-operated, incl. Aventura and Naples, FL and Huntersville, NC; plus two new international locations	**Milestones and timing** The 100-day framework sets dates for diagnosis, plan validation and budget approval. Pilots can begin in parallel, but the full Board and CEO reset would precede finalization of the detailed operating and investment plan.
5 Leadership transition	**Next CEO to be announced no later than June 30, 2027** Independent-director committee and national search firm; the Board has access to management assessments, nonpublic data, and prior succession work	**Leadership transition** DGB would replace every director and immediately appoint an unnamed interim CEO, with no stated permanent-selection date. A conditional advisory invitation to Mr. Kathwari does not resolve the continuity of risk of changing the entire board and CEO simultaneously.

(1) Source: DGB October 13, 2026 Investor Presentation

DGB's Plan Leaves Shareholders with Unanswered Questions on Growth, Execution and Capital

DGB's October 13 plan asks shareholders to hand over full Board control. These are the questions it does not answer.

Open questions in DGB's plan

Across execution, operations, marketing and margins, none answered before DGB seeks full Board control

EXECUTION CAPACITY AND LEADERSHIP

- **Who runs it all?** Count the simultaneous programs: brand repositioning, assortment reset, pricing, store optimization, multiple technology platforms, designer model changes, and expanding channels. An ambitious plan needs consistent leadership. The sequencing of CEO succession from interim to permanent adds risk to plan.
- **When will sales inflect?** Brand work waits for the CEO hire; how many quarters of "listening" and pilots come first?
- **Which is it on current leaders?** DGB questions tenured leaders yet pledges to "embrace" them. Who executes if they leave?

COSTS AND PROFITABILITY

- **What supports the credibility of the sales growth plan?** The plan assumes a 9-11% CAGR amidst a "roughly flat" category today; whose share does DGB take?
- **How does quick-ship work without an inventory build?** And what does made-to-order look like afterward?
- **Where are rising costs in the $45M–$125M walk?** Management has cited $15 - $20M of annual tariff exposure; foam, freight and fuel costs are also rising.
- **No cost-out program? No SG&A target and no gross margin target in the operating plan.** Is this a growth bet and nothing else in a challenged industry?

MARKETING AND TRADE ECONOMICS

- **What is the evidence that "significantly increasing performance marketing" earns a positive return?** Why will the marketing investment work under this plan while the company has continued to invest?
- **Will DGB match peers' ~20% trade discount?** The Trade Program earns a 7–10% referral commission today; what would matching cost in margin and cannibalization?

Retain the Experience Overseeing Ethan Allen's Strategy, Capital and Succession

	Ethan Allen nominees					DGB nominees				
• Experience indicated in nominee biographies	M. Farooq Kathwari	Maria Eugenia Casar	David M. Sable	Tara I. Stacom	Cynthia Ekberg Tsai	Douglas G. Bergeron	Anna Brockway	Kristine E. Miller	Stephen Oblak	Stefanie Tsen Ward
Vertical integration and global operations	●	●	●	●	●					
Brand and digital customer acquisition	●		●	●	●		●		●	●
Design-center real estate and site strategy	●			●						
Manufacturing and logistics	●	●								
Board financial and governance oversight		●	●	●	●	●		●		
Company-specific succession knowledge	●	●	●	●	●					

The decision affects strategy, investment and CEO succession.

DGB's nominees' public biographies have not demonstrated collective oversight of Ethan Allen's full operating model, and its nominees have not served on the Board or had access to the Company's internal succession work.

DGB's Nominees Don't Fit Ethan Allen's Business, and Their Track Records Warrant Strict Scrutiny

WHAT ETHAN ALLEN'S BOARD OVERSEES

A vertically integrated business

Design → Retail → Manufacture → Logistics

Douglas G. Bergeron

Former CEO, VeriFone

THEIR MODEL

Payments technology

Has never run a company that manufactures what it sells

$95M

VeriFone settlement of a shareholder suit alleging securities fraud; he resigned three weeks after a 2013 quarterly shortfall[1,2,3]

OUR VIEW

We believe his record shows a failure to balance investment with commercial execution.

Anna Brockway

Former President, Chairish

THEIR MODEL

Resale marketplace

Owns neither the goods it lists nor the means to produce them

–$0.4M

2024 adjusted EBITDA on $51.2M of revenue (both unaudited), as disclosed by its acquirer[1,4]

OUR VIEW

We believe shareholders should demand evidence of profitable growth.

Stefanie Tsen Ward

Former Chief Integrated Retail & Customer Officer, Neiman Marcus

THEIR MODEL

Department store

Buys and resells other companies' products

Chapter 11

Bankruptcy filed earlier this year by Saks Global, which acquired Neiman Marcus

OUR VIEW

We believe the size of a remit is not a result; DGB cites no audited growth or margins.

Stephen Oblak

Former Chief Commercial Officer, Wayfair (2021–2023)

THEIR MODEL

Drop-ship marketplace

Competes on price and shipping speed

–82.7%

Wayfair 2022 TSR vs. –31.7% for its peer group; reported a $1.33B net loss[1,8,9]

OUR VIEW

We believe these are material losses, not merely slower growth.

Kristine E. Miller

Board service: Grove Collaborative, Cable One

THEIR MODEL

Household goods; cable

Lacks owned-manufacturing and designer-led home furnishings experience

–33%

Grove revenue, 2023–2025; Cable One TSR of –50.9% vs. –23.3% for peers, 2019–2022[1,5,6,7]

OUR VIEW

We believe these outcomes need explaining from a nominee pitched as the fix.

DGB's slate lacks the manufacturing and global logistics expertise Ethan Allen's vertically integrated model requires.

(1) Source: DGB definitive proxy statement, nominee biographies and election effect
(2) Source: VeriFone first quarter preliminary results, February 20, 2013
(3) Source: VeriFone Form 8-K, March 2013
(4) Source: Auction Technology Group announcement of Chairish acquisition, August 2025
(5) Source: Grove Collaborative 2023 annual report
(6) Source: Grove Collaborative 2025 annual report
(7) Source: Cable One 2023 proxy statement, pay versus performance table
(8) Source: Wayfair 2023 annual report
(9) Source: Wayfair 2024 proxy statement, pay versus performance table

Our Nominees Offer an Established Platform and Accountable Oversight for the Next Phase

Reasonable Calls for Accountability <u>Do Not Justify</u> Transferring Full Board Control

What shareholders expect

- Profitable growth
- Better digital measurement
- Capital discipline
- An orderly CEO transition

What the Board is doing

- Customer acquisition
- Design and design-center productivity
- Product introductions and customization
- Operating discipline
- FY2027 investment
- Data integration
- Independent-director-led CEO search

What DGB proposes[1]

- Replacement of all five directors
- Immediate appointment of an interim CEO
- Finalization of the detailed operating and investment plan by Day 60
- Approval of an initial reinvestment budget and financial plan by Day 100
- Permanent CEO selection following internal diligence
- An advisory invitation to Mr. Kathwari, subject to his acceptance

The consequence

Our Board combines investments already underway with an independent CEO search and Mr. Kathwari's agreed support for the handover.

3 seats = Board majority



DGB seeks all 5 seats: full Board control

(1) Source: DGB October 13, 2026 Investor Presentation

The Next Phase Must Translate Execution into Measurable Growth

Four operating priorities supported by deployed digital tools, with data integration underway.

Priority	Current evidence
1 Customer acquisition	Marketing spend grew by 10% in FY2026; FY2027 spend is projected to rise by approximately 15%.
2 Designer and design-center productivity	FY2026 order value averaged $5,353, or $1,619 per visit; close ratio hit all-time highs; home calls run about six per designer a month, with goal of 12.
3 Product introductions and customization	Product assortment and customization nearly doubled over five years. North American manufacturing enables customization.
4 Operating discipline	FY2026 operating cash flow was $52.5 million, and the Company had no debt at June 30, 2026.

Our nominees combine directly relevant expertise with firsthand business knowledge to scrutinize investment returns, select the next CEO and hold management accountable for delivery. **We believe they offer shareholders the stronger path to sustained, profitable growth.**

Vote FOR ONLY Ethan Allen's Five Nominees on the BLUE Proxy Card



M. Farooq Kathwari



Maria Eugenia Casar



David M. Sable



Tara I. Stacom



Cynthia Ekberg Tsai

1. **Vote online**
   using the instructions and control number on your BLUE **proxy card**
2. **Vote by telephone**
   using the instructions and control number on your BLUE **proxy card**
3. **Return the BLUE proxy card**
   sign, date and return the card in the provided envelope

Disregard any WHITE proxy card you may receive from DGB. Only your latest-dated proxy will count.

Meeting Date:	Advance Proxy Submission Deadline:	Need Assistance Voting:
11:00 A.M. Eastern Time on November 4, 2026	11:59 P.M. Eastern Time on November 3, 2026	Call: (888) 717-2572 or Email: ethanallen@georgeson.com

For more information and updates visit: VoteEthanAllen.com
Eligible shareholders may also vote at the virtual annual meeting, subject to the proxy statement's registration and voting requirements.

Reconciliation of Non-GAAP Financial Measures

Fiscal year ended June 30 (unaudited; $ in thousands, except per share data)

	FY2026	FY2025	% Change
Consolidated net sales	**$579,487**	**$614,649**	**(5.7%)**
Adjusted gross profit and margin			
GAAP gross profit	$354,771	$372,121	(4.7%)
Adjusted gross profit	**$354,771**	**$372,121**	**(4.7%)**
GAAP gross margin	61.2%	60.5%	
Adjusted gross margin	**61.2%**	**60.5%**	
Adjusted operating income and margin			
GAAP operating income	$45,016	$61,988	(27.4%)
Adjustments (pre-tax)*	1,635	907	
Adjusted operating income	**$46,651**	**$62,895**	**(25.8%)**
GAAP operating margin	7.8%	10.1%	
Adjusted operating margin	**8.1%**	**10.2%**	
Adjusted net income and diluted EPS			
GAAP net income	$39,883	$51,596	(22.7%)
Adjustments, net of tax*	1,221	675	
Adjusted net income	**$41,104**	**$52,271**	**(21.4%)**
Diluted weighted average common shares	25,584	25,634	
GAAP diluted EPS	$1.56	$2.01	(22.4%)
Adjusted diluted EPS	**$1.61**	**$2.04**	**(21.1%)**

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the next slide.

Source: Company Q4 and full year fiscal 2026 earnings press release dated July 29, 2026.

Non-GAAP Adjustments to Operating Income and Net Income

Fiscal year ended June 30 (unaudited; $ in thousands)

Pre-tax adjustments to operating income	FY2026	FY2025
Beecher Falls, Vermont, fire, net of insurance recoveries	(909)	100
Retail design-center charges, net of insurance recoveries	(380)	-
Lease exit costs	1,471	-
Severance and other charges	927	243
Other non-restructuring charges	526	564
Adjustments to operating income	**$1,635**	**$907**
Related income tax effects (1)	(414)	(232)
Adjustments to net income	**$1,221**	**$675**

(1) Calculated using the marginal tax rate for each period presented.

Source: Company Q4 and full year fiscal 2026 earnings press release dated July 29, 2026.